Exhibit 99

USANA Health Sciences Announces Second Quarter 2008 Financial Results

Record Sales of $109.2 Million; EPS of $0.62

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced its financial results for the fiscal second quarter, ended June 28, 2008. The company reported net sales of $109.2 million and earnings per share of $0.62, which approximated the preliminary results for the second quarter announced on June 18, 2008.

Financial Performance

Net sales for the second quarter of 2008 increased by 1.5% to $109.2 million, compared with $107.5 million in the second quarter of the prior year. This increase in net sales was primarily the result of new incentive programs for the company’s Associates and stronger foreign currencies. On a consecutive quarter basis, net sales increased by 7.5%.

Earnings per share from continuing operations were $0.62 per share, compared with $0.66 per share in the second quarter of 2007, a decrease of 6.1%. This decrease in earnings per share for the quarter was due to higher overall operating costs. On a consecutive quarter basis, earnings per share increased by 34.8%. Notably, earnings per share in the second quarter were reduced by $0.03 due to charges relating to the recently terminated tender offer.

For the six months ended June 28, 2008, net sales increased by 1.2% to $210.8 million, compared with $208.2 in the first six months of 2007. Earnings per share from continuing operations were $1.08 in the first six months of 2008, a decrease of 16.9%, compared with $1.30 in the same period of 2007.

Regional Results

North America Region

During the second quarter of 2008, net sales in North America decreased by 3.3% to $65.9 million, compared with the second quarter of the prior year. Excluding changes in foreign currency, net sales decreased by 5.9%. This decrease was mainly due to lower-than-expected sales in the U.S., where the number of active Associates declined by 7.7% on a year-over-year basis. On a sequential quarter basis, however, net sales increased by 4.1% in the U.S. and by 5.9% in North America.

Asia Pacific Regions

Net sales in the Asia Pacific regions, during the second quarter of 2008, increased by 9.9% to $43.3 million, compared with the second quarter of 2007. Excluding changes in foreign currency, net sales increased by 2.6% in these regions. This growth was primarily attributable to increases of 44.9% in Hong Kong, 28.7% in Malaysia, and 11.7% in Taiwan. These sales increases were partially offset by a 3.8% decline in Australia/New Zealand and a 3.3% decline in Singapore, compared with the second quarter of 2007. On a sequential quarter basis, net sales in the Asia Pacific regions increased by 10.2%.

“We were pleased to see our second quarter financial results come in above our original expectations,” said Dave Wentz, president of USANA Health Sciences. “Achieving sequential quarterly sales gains in all but two of our 13 markets gives me confidence that our business is starting to regain its upward momentum. We will continue to focus on accelerating our top-line growth.”

Gil Fuller, the company’s executive vice president and chief financial officer, said, “We have made extra efforts this quarter to reduce overall corporate spending. Additionally, the majority of the capital investments that we have made to expand our corporate headquarters and regional facility in Sydney, Australia are now largely behind us.”

Beginning today, the company is changing its practice for providing financial guidance. USANA will no longer provide financial guidance for its fiscal quarters. The company will, however, provide financial guidance on an annual basis, which it will update periodically. Commenting on this financial guidance, Fuller said, “We are making this change to our guidance practice to focus on the longer-term prospects of our business.”

Outlook

On July 21, 2008, the Company’s Compensation Committee increased base salaries and issued significant equity grants that vest over five years. These grants will replace annual grants that the committee would otherwise issue during that time. These increases in cash and equity compensation will reduce earnings per share for 2008 by approximately $0.12. The committee believes that doing this will increase shareholder value over the long-term by retaining and motivating key management personnel.

The company believes that, for the full-year 2008, net sales will be between $435 million and $445 million and earnings per share on a fully diluted basis will be between $2.30 and $2.36. This earnings per share estimate is based on a full-year effective tax rate of 36.5%.

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 23, 2008 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements in the foregoing press release include, but are not necessarily limited to, references to the expected outcome of initiatives and promotions planned by the company, guidance given for future operating periods, and the company’s belief regarding the future effect of incentive programs on the top-line and on operating costs. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Quarter Ended
	30-Jun-07	28-Jun-08

Net sales	$107,542	$109,208
Cost of sales	22,443	21,884
Gross profit	85,099	87,324

Operating expenses
Associate incentives	43,280	45,603
Selling, general and administrative	22,531	25,135
Research and development	902	618
Earnings from operations	18,386	15,968

Other income	(13)	(65)
Earnings from continuing operations before income taxes	18,373	15,903

Income taxes	6,966	5,755

Income from continuing operations	11,407	10,148

Loss from discontinued operations	(93)	-

NET EARNINGS	$11,314	$10,148

Earnings per share - diluted
Continuing operations	$0.66	$0.62
Discontinued operations	$-	$-
Net Earnings	$0.66	$0.62
Weighted average shares outstanding - diluted	17,163	16,460

USANA Health Sciences, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	As of	As of
	29-Dec-07	28-Jun-08

ASSETS
Current Assets
Cash and cash equivalents	$12,865	$9,982
Inventories	19,439	22,038
Other current assets	13,688	12,256
Total current assets	45,992	44,276

Property and equipment, net	52,061	60,163
Goodwill	5,690	5,690
Other assets	5,385	6,016
Total assets	$109,128	$116,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,111	$8,753
Other current liabilities	32,074	33,326
Total current liabilities	40,185	42,079

Line of credit	28,000	9,835
Other long-term liablilities	2,305	2,820
Stockholders' equity	38,638	61,411
Total liabilities and stockholders' equity	$109,128	$116,145

USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	30-Jun-07		28-Jun-08
	(Unaudited)		(Unaudited)
Region
North America	$68,156	63.4%	$65,921	60.4%

Southeast Asia/Pacific	23,570	21.9%	24,170	22.1%

East Asia	11,631	10.8%	15,057	13.8%

North Asia	4,185	3.9%	4,060	3.7%

Consolidated	$107,542	100.0%	$109,208	100.0%

Active Associates by Region (1)

	As of
	30-Jun-07		28-Jun-08
	(Unaudited)		(Unaudited)
Region
North America	104,000	58.5%	96,000	56.8%

Southeast Asia/Pacific	40,000	22.5%	39,000	23.1%

East Asia	28,000	15.7%	27,000	16.0%

North Asia	6,000	3.3%	7,000	4.1%
Total	178,000	100.0%	169,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)

	As of
	30-Jun-07		28-Jun-08
	(Unaudited)		(Unaudited)
Region
North America	71,000	89.9%	69,000	89.6%

Southeast Asia/Pacific	6,000	7.5%	6,000	7.8%

East Asia	1,000	1.3%	1,000	1.3%

North Asia	1,000	1.3%	1,000	1.3%
Total	79,000	100.0%	77,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Riley Timmer, 801-954-7922 (Investors)
investor.relations@us.usana.com
or
Edelman
Joe Poulos, 312-240-2719 (Media)